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                                                                     EXHIBIT 4.1




                               WAIVER OF DEFAULT
                               -----------------



  Forstmann & Company, Inc. ("Borrower") and General Electric Capital Corporation ("GE Capital") are parties to that certain Amended and Restated Debtor-in-Possession Loan Agreement dated as of September 27, 1995 among Borrower, the Lenders named therein and GE Capital as Agent for the Lenders (as amended to date, the "Agreement"). Pursuant to Section 11.2 of the Agreement, GE Capital hereby waives the breach by Borrower of the negative covenant contained in Section 6.21 of the Agreement caused by Borrower's failure to achieve an EBITDA (as defined in the Agreement) of $3,000,000 or more with respect to the January/February 1996 time period. The waiver contained in this instrument shall be strictly construed and shall not apply to any other breach of Borrower's representations, warranties, covenants or agreements under the Agreement, whether now existing or hereafter arising.

  This instrument has been executed by GE Capital and is effective this 8th day of March, 1996.



                                    GENERAL ELECTRIC CAPITAL,
                                    CORPORATION, as Lender and Agent



                                    By:/s/Rick Luck
                                       -----------------------------
                                       Rick Luck
                                       Vice President
                                       GE Commercial Finance, Inc., being
                                       duly authorized